Exhibit 99.1

Lesaka announces departure of Alex Smith, Chief Accounting Officer

Johannesburg, January 17, 2023 - Lesaka Technologies, Inc. ("Lesaka" or the "Company") (NasdaqGS: LSAK; JSE: LSK) today announced that Mr. Alex M.R. Smith is leaving the Company to pursue other opportunities. Mr. Smith's last day of employment will be March 01, 2023. During this notice period, Mr. Smith will assist the Company in consolidating the roles and responsibilities of Chief Accounting Officer ("CAO") into the ambit of Lesaka's highly experienced Finance team.

Chris Meyer: Group CEO, commented: "The past 18 months have been a time of significant transformation for Lesaka. While it has been challenging, our focus on execution has resulted in substantial strides being made towards building and operating the leading South African full service fintech platform. Alex has played a key role in Lesaka's growth journey and its transition from Net 1 to Lesaka. Prior to my appointment, Alex was interim Group CEO for over a year after serving as the Company Chief Financial Officer for four years. I would like to thank Alex for his valuable contribution to the Company."

Naeem E. Kola: Group CFO, commented: "The successful acquisition and integration of the Connect Group ("Connect") was a landmark transaction for Lesaka. It has been transformational in the Company's turnaround journey and has strengthened the Company's strategic position, underpinned by Connect's track record of profitability and growth at scale. As part of the integration of Connect, we have built a finance and reporting function that is well-equipped to support Lesaka's growth prospects and execute on opportunities for expansion as these emerge. I would like to thank Alex for his support, insights, and contribution our team.

"The integration of Connect benefited the finance function substantially, by incorporating Connect's capable and experienced finance team. Consequently, the roles and responsibilities previously undertaken by the CAO are being consolidated into Lesaka's finance team," concluded Kola.

About Lesaka (www.lesakatech.com)

Lesaka Technologies, ("Lesaka") is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending, and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later rebranded to Lesaka (in 2022), with the acquisition of Connect. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for South Africa's merchant and consumer markets.

Lesaka has a primary listing on NASDAQ (NasdaqGS: LSAK) and a secondary listing on the Johannesburg Stock Exchange (JSE: LSK). Visit www.lesakatech.com for additional information about Lesaka.

Investor Relations and Media Relations Contact:

Phillipe Welthagen

Email : phillipe.welthagen@lesakatech.com

Mobile: +27 84 512 5393

FNK IR

Rob Fink / Matt Chesler, CFA

Email: lsak@fnkir.com